Exhibit 107

Calculation of Filing Fee Tables (1)

Form S-3

(Form Type)

NextEra Energy Partners, LP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security type	Security class title	Fee calculation or carry forward rule	Amount registered (1)	Proposed maximum offering price per unit (2)	Maximum aggregate offering price	Fee rate	Amount of registration fee	Carry forward form type	Carry forward file number	Carry forward initial effective date	Filing fee previously paid in connection with unsold securities to be carried forward

Newly Registered Securities

Fees to Be Paid	Limited partnership interests	Common units representing limited partner interests	Other	6,629,500	$78.27	$518,890,965	0.0000927	$48,101.19

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—		—	—	—	—	—

	Total Offering Amount					$518,890,965		$48,101.19

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$48,101.19

(1)

Registers for resale common units that may be issued upon conversion of NextEra Energy Partners, LP’s 0% Convertible Senior Notes due 2024 (the “Notes”) based on the maximum number of common units that may be deliverable upon the conversion of the Notes. Pursuant to Rule 416(a) under the Securities Act of 1933, the registrant is also registering such additional indeterminate number of common units as may be issued from time to time to prevent dilution resulting from common unit splits, common unit distributions, or similar transactions with respect to the common units.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low prices for the registrant’s common units as reported on the New York Stock Exchange on April 13, 2022.